Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE
RESTATED CERTIFICATE OF INCORPORATION OF
BOOKING HOLDINGS INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

Booking Holdings Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

FIRST:          The first paragraph of Article Fourth of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“The total number of shares of stock which the Corporation shall have authority to issue is 25,000,000,000 shares of common stock, each having a par value of eight-tenths of a penny ($.008), and 150,000,000 shares of preferred stock, each having a par value of one penny ($.01).  At the Effective Time, each share of the Corporation’s common stock issued and outstanding, and each share of the Corporation’s common stock held by the Corporation as treasury stock, in each case as of immediately prior to the Effective Time, shall automatically, without further action on the part of the Corporation or any of its stockholders, be subdivided and reclassified into twenty-five (25) validly issued, fully paid and nonassessable shares of common stock, reflecting a twenty-five (25) to one (1) stock split (the “Stock Split”).  Following the Effective Time, each certificate representing shares of the Corporation’s common stock issued and outstanding immediately prior to the Effective Time shall be deemed to represent the number of shares of the Corporation’s common stock into which the shares represented thereby have been subdivided and reclassified pursuant to the Stock Split, until such certificate is surrendered to the Corporation for cancellation or exchange.”

SECOND:      The amendment to the Restated Certificate of Incorporation effected hereby has been adopted by the Board of Directors of the Corporation in the manner prescribed by Section 242 of the General Corporation Law of the State of Delaware.

THIRD:          This Certificate of Amendment to the Restated Certificate of Incorporation shall become effective at 4:01 p.m. Eastern Time on April 2, 2026.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed in its name on this 2nd day of April, 2026.

BOOKING HOLDINGS INC.

By:	/s/ Peter J. Millones
	Name:	Peter J. Millones
	Title:	Executive Vice President and General Counsel

[Signature Page to Certificate of Amendment]